Exhibit 99.2

Ixia to Acquire Net Optics, Inc.

Acquisition Expands Ixia’s Leadership in Network Visibility

Will Host Conference Call October 29, 2013 at 2:00 p.m. Pacific Time

CALABASAS, CA, October 29, 2013 — Ixia (NASDAQ: XXIA) announced that it has entered into a definitive agreement to acquire Net Optics, Inc. (Net Optics), a leading provider of total application and network visibility solutions. Under the terms of the agreement, Ixia will pay $190 million in cash, in a cash-free/debt-free transaction and subject to certain adjustments based on Net Optics’ net working capital and cash on hand at closing. The transaction is anticipated to close in the fourth quarter of 2013, and is subject to customary closing conditions and approvals.

Net Optics recorded revenue of $49 million in 2012. In the first nine months of 2013, Net Optics revenue grew 21% over the same period in 2012, reaching $42 million, with Q3 revenue growth of 31% year-over-year to reach a record $15.5 million. Ixia expects the acquisition to be accretive to non-GAAP earnings by the second full quarter after the acquisition closes.

“Next-generation cloud providers, mobility operators and enterprises demand more visibility into their global networks in order to maintain quality of service across virtualization, application and service delivery,” said Errol Ginsberg, Ixia Chairman and Acting CEO. “The acquisition of Net Optics solidifies our position as a market leader with a comprehensive product offering including network packet brokers, comprehensive physical and virtual taps and application aware capabilities. Additionally, the acquisition strengthens our service provider customer base, increases our footprint in the enterprise, and broadens our sales channel and partner programs.”

Enterprise and service provider customers require an always-on user experience with a network that is designed for speed, scalability, agility and security as well as the ability to provide visibility into virtualized environments. With the combination of Ixia and Net Optics solutions, enterprises and service providers can look to Ixia as a single vendor that can meet all of these pressing needs.

“The combined Ixia and Net Optics technology and capabilities will create a very compelling value proposition for enterprises and service providers around the world,” said Eldad Matityahu, Net Optics Founder and Chairman. “Ixia will offer visibility solutions that will address the full network, and I am very excited about the opportunities that the acquisition will create for our customers, partners and employees.”

With the acquisition, Ixia will be able to leverage Net Optics’ industry-leading active monitoring capabilities with their patented inline and bypass technologies, which go beyond passive network monitoring to deliver high availability of security and monitoring tools.

The terms of the agreement have been unanimously approved by the board of directors for both Ixia and Net Optics. Ixia management will discuss the acquisition in more detail on its scheduled 2013 third quarter earnings conference call today, October 29, 2013 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

Stifel, Nicolaus & Company is acting as financial advisor and Bryan Cave LLP is acting as legal counsel to Ixia. BofA Merrill Lynch is acting as financial advisor and Dorsey & Whitney LLP is acting as legal counsel to Net Optics.

Conference Call and Webcast Information

Ixia will host a conference call today, at 2:00 p.m. Pacific time (5:00 p.m. Eastern time), for analysts and investors to discuss the proposed acquisition, its 2013 third quarter results and its business outlook for the 2013 fourth quarter. Open to the public, interested parties may access the call by dialing (678) 825-8347. A live webcast of the conference call, with a slide presentation regarding the proposed acquisition, will be accessible from the “Investors” section of Ixia’s web site (www.ixiacom.com). Following the live webcast, an archived version will be available in the “Investors” section on the Ixia web site for at least 90 days.

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

About Net Optics

Net Optics is the leading provider of total application and network visibility solutions that deliver real-time network intelligence. Net Optics has over 4,000 unique direct customers and has sold solutions to 85% of the Fortune 500. These customers trust Net Optics’ comprehensive plug and play family of application-aware NPM, network packet broker, virtual/cloud and visibility management system (VMS) solutions to deliver immediate results and quick time to value through an easy-to-use interface. Net Optics maintains a global presence through leading OEM partner and reseller networks.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding benefits of the proposed acquisition or expected product portfolio, market position or technology and capabilities as a result of the combined companies, growth, profitability, financial performance and future business. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include the risk that the anticipated benefits and synergies of our proposed acquisition of Net Optics will not be realized, changes in the global economy, competition, consistency of orders from significant customers, the fact that our results reported in this press release are not yet final and are subject to change prior to the issuance of our Form 10-Q, our success in developing and producing new products, our success in developing new sales channels and customers, market acceptance of our products, war, terrorism, political unrest, natural disasters and other circumstances that could, among other consequences, reduce the demand for our products, disrupt our supply chain and/or impact the delivery of our products. Such factors also include those identified in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our other filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722

or

Ixia

Tom Miller, Chief Financial Officer

Tel: 818-444-2325

tmiller@ixiacom.com